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Exhibit 10.31

                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement"), made as of June 19, 2001 by and between United Stationers Supply Co., an Illinois corporation (the "Company"), and R. Thomas Helton ("Helton") is an amendment and restatement of the agreement made as of February 1, 1998 by and between the Company and Helton.

     In consideration of the mutual promises and agreements contained in this Agreement, the Company hereby continues to employ Helton, and Helton accepts continued employment with the Company, on the terms and conditions contained in this Agreement.

     1. TERM OF EMPLOYMENT. The term of employment shall continue as of the date of this Agreement and until January 31, 2002, and thereafter shall be extended automatically for additional one-year periods unless written notice is given by either party to the other at least 60 days prior to the end of such term, or any extension thereof.

     2. POSITION AND DUTIES. During the term of employment, Helton shall serve as Executive Vice President, Human Resources and Organization Development of the Company, and, in accordance with the authority and direction of the board of directors of the Company (the "Board") shall render such operational, administrative and other services to the Company as may be required of such position or as the Board may from time to time direct. Helton shall be available at all reasonable times for consultation with the Board on matters relating to the Company's or its affiliates' business.

     Helton shall devote his best efforts and his full and exclusive business time and attention (except for reasonable periods of vacation, illness or other incapacity) to the business and affairs of the Company and its affiliates.

     3. COMPENSATION. During the term of employment, Helton shall be compensated as follows:

        3.1. BASE SALARY. Helton shall receive a base salary of no less than Two Hundred Eighty-five Thousand Dollars ($285,000.00) per year, payable in accordance with the Company's normal payment schedule for management employees. The base salary shall be reviewed by the Board annually and may, in the Board's sole discretion, be increased when deemed appropriate.

        3.2. BONUS. Helton shall be eligible to participate in any bonus plans approved by the Board and made generally available to senior management employees of the Company, and shall be entitled to such bonus amounts as shall be determined in accordance with such plans.. This paragraph shall not be construed to require the Company to establish or maintain any bonus plan.

        3.3. BENEFITS. Helton shall be included, to the extent eligible, in all plans, programs and policies providing general benefits for the Company's employees or its senior management employees (as approved by the Board and in effect from time to time). The benefit plans, programs and policies presently in effect are listed on Exhibit A attached to this

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Agreement. This paragraph shall not be construed to require the Company to establish or maintain any policy, plan or program.

     4. CONFIDENTIAL INFORMATION AND PROPRIETARY MATERIALS.

        4.1. CONFIDENTIAL INFORMATION. Helton acknowledges the Company's exclusive ownership of all information useful in the business of the Company, its parents, subsidiaries or affiliates (collectively "United") (including its dealings with suppliers, customers and other third parties, whether or not a true "trade secret"), which at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted by United, and which has been or is from time to time disclosed to, discovered by, or otherwise known by Helton as a consequence of his employment by the Company (including information conceived, discovered or developed by Helton during his employment with the Company) (collectively, "Confidential Information"). Confidential Information includes, but is not limited to, the following especially sensitive types of information:

               4.1.1. The identity, purchase and payment patterns of, and special relations with, the customers of United;

               4.1.2. The identity, net prices and credit terms of, and special relations with, the suppliers of United;

               4.1.3. The inventory selection and management techniques of United;

               4.1.4. The product development and marketing plans of United;

               4.1.5. The strategic business plans of United; and

               4.1.6. The finances of United, except to the extent publicly disclosed.

        4.2. PROPRIETARY MATERIALS. The term "Proprietary Materials" shall mean all business records, documents, drawings, writings, software, programs and other tangible things which were or are created or received by or for United in furtherance of its business, including, but not limited to, those which contain Confidential Information. For example, Proprietary Materials include, but are not limited to, the following especially sensitive types of materials: applications software, the data bases of Confidential Information maintained in connection with such software, and printouts generated from such data bases; market studies and strategic plans; customer, supplier and employee lists; contracts and correspondence with customers and suppliers; documents evidencing transactions with customers and suppliers; sales calls reports, appointment books, calendars, expense statements and the like, reflecting conversations with any company, customer or supplier; architectural plans; and purchasing, sales and policy manuals. Proprietary Materials also include, but are not limited to, any such things which are created by Helton or with Helton's assistance and all notes, memoranda and the like prepared using the Proprietary Materials and/or Confidential Information.

        4.3. ACKNOWLEDGMENTS AND UNDERTAKINGS. While some of the information contained in Proprietary Materials may have been known to Helton prior to employment with the Company, or may now or in the future be in the public domain, Helton acknowledges that the

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compilation of that information contained in the Proprietary Materials has or will cost the Company a great effort and expense, and affords persons to whom Proprietary Materials are disclosed, including Helton, a competitive advantage over persons who do not know the information or have the compilation of the Proprietary Materials. Helton further acknowledges that Confidential Information and Proprietary Materials include commercially valuable trade secrets and automatically become the Company's exclusive property when they are conceived, created or received. Helton shall report to the Company fully and promptly, orally (or, at the Company's request, in writing) all discoveries, inventions and improvements, whether or not patentable, and all other ideas, developments, processes, techniques, designs and other information which may be of benefit to United, which Helton conceives, makes or develops during his employment (whether or not during working hours or with use or assistance of Company facilities, materials or personnel, and which either (i) relate to or arise out of any part of United's business in which Helton participates, or (ii) incorporate or make use of Confidential Information or Proprietary Materials) (all items referred to in this Section 4.3 being sometimes collectively referred to herein as the "Intellectual Property"). All Intellectual Property shall be deemed Confidential Information of the Company, and any writing or other tangible things describing, referring to, or containing Intellectual Property shall be deemed the Company's Proprietary Materials. At the request of the Company, during or after the term of employment, Helton (or after Helton's death, Helton's personal representative) shall, at the expense of the Company, make, execute and deliver all papers, assignments, conveyances, installments or other documents, and perform or cause to be performed such other lawful acts, and give such testimony, as the Company deems necessary or desirable to protect United's ownership rights and Intellectual Property.

      4.4. CONFIDENTIALITY DUTIES. Helton shall, except as may be required by law, during the term of employment, and thereafter for the longest time permitted by applicable law:

               4.4.1. Comply with all of the Company's instructions (whether oral or written) for preserving the confidentiality of Confidential Information and Proprietary Materials.

               4.4.2. Use Confidential Information and Proprietary Materials only in furtherance of United's business, and pursuant to the Company's directions.

               4.4.3. Exercise appropriate care to advise other employees of the Company (and, as appropriate, subcontractors) of the sensitive nature of Confidential Information and Proprietary Materials prior to their disclosure, and to disclose the same only on a need-to-know basis.

               4.4.4. Not copy all or any part of Proprietary Materials, other than in the course of carrying out Helton's duties and responsibilities under this Agreement.

               4.4.5. Not sell, give, loan or otherwise transfer any copy of all or any part of Proprietary Materials to any person who is not an employee of the Company, other than in the course of carrying out Helton's duties and responsibilities under this Agreement.

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               4.4.6. Not publish, lecture on or otherwise disclose to any person who is not an employee of the Company, other than in the course of carrying out Helton's duties and responsibilities under this Agreement, all or any part of Confidential Information or Proprietary Materials.

               4.4.7. Not use all or any part of any Confidential Information or Proprietary Materials for the benefit of any third party without the Company's written consent.

     Upon the termination of Helton's employment for whatever reason, Helton (or in the event of death, Helton's personal representative) shall promptly surrender to the Company the original and all copies of Proprietary Materials (including all notes, memoranda and the like concerning or derived therefrom, whether prepared by Helton or others, which are then in Helton's possession or control. Records of payments made by the Company to or for the benefit of Helton, Helton's copy of this Agreement and other such things, lawfully possessed by Helton to the extent relating solely to taxes payable by Helton, employee benefits due to Helton or the terms of Helton's employment with the Company, shall not be deemed Proprietary Materials for purposes of this Section 4.

     5.   NON-COMPETITION.

          5.1. NONCOMPETE. During Helton's term of employment, and during the two (2) year period following his term of employment, Helton shall not, in any way, directly or indirectly, manage, operate, control (or participate in any of the foregoing), accept employment or a consulting position with or otherwise advise or assist or be connected with or directly or indirectly own or have any other interest in or right with respect to (other than through ownership of not more than one percent (1%) of the outstanding shares of a corporation's stock which is listed on a national securities exchange) any enterprise (other than for the Company or for the benefit of the Company) which is a wholesaler or retailer of office products having annual sales in excess of one million dollars ($1,000,000) or any other business in which United, during the term of employment may be actively involved or have plans to become actively involved. The Company shall not unreasonably withhold its consent to a request by Helton for a waiver from the strict application of this Section 5.1 with respect to a specific employment or engagement of, or a specific acquisition of an interest by, Helton. The Company shall not be deemed to have unreasonably withheld its consent, if the Company determines that such employment, engagement, or acquisition would have a competitive effect on the Company.

          5.2. MANUFACTURING OF OFFICE PRODUCTS. Notwithstanding Section 5.1., following the term of employment, Helton may be engaged by any company whose principal business is the manufacture or resale of office products.

          5.3. NONSOLICITATION. During Helton's term of employment and during the two (2) year period following his term of employment, Helton shall not at any time, directly or indirectly, solicit (1) any client or customer of United with whom he had contact while employed by the Company for the purpose of causing such client or customer to change its business relationship with United; provided, however, nothing herein is intended nor should such be construed as precluding Helton from responding to unsolicited client or customer inquiries at any time, or (2) except for receiving and following up on publicly placed employment

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advertisements, any employee of United for the purposes of causing such employee to terminate employment with United.

          5.4. LIMITATIONS. Helton recognizes that the foregoing limitations are reasonable and properly required for the adequate protection of the business of the Company. If any such limitations are deemed unreasonable by a court having jurisdiction of the matter and parties, Helton hereby agrees and submits to the reduction of any such limitations to such territory or time as to such court shall appear reasonable.

          5.5. REMEDIES. Helton agrees that the remedy at law for any breach of the provisions of Section 4 or this Section 5 shall be inadequate and that the Company shall be entitled to injunctive relief in addition to any other remedies it may have.

     6. MUTUAL NON-DISPARAGEMENT. During and after the term of employment:

          6.1. Helton shall not, directly or indirectly, make or cause to be made and shall not intentionally cause the officers, directors, employees, agents and representatives of any entity or person controlled by Helton to make or cause to be made, any disparaging, denigrating, derogatory or other negative or false statement orally or in writing to any person or entity about the Company, its or their respective parents, subsidiaries or affiliates, its or their respective executive officers or members of its or their boards of directors, or the business strategy or plans, policies, practices or operations of the Company, or of its or their respective parents, subsidiaries or affiliates. Helton shall not, directly or indirectly, and shall, within his reasonable ability to control, cause the officers, directors, employees, agents and representatives of any entity or person controlled by Helton not to, directly or indirectly, dissipate or negatively affect the goodwill, business, prospects or reputation of United or its relationships with its employees, customers, suppliers, competitors, vendors, stockholders, lenders, prospective investors or prospective purchasers of any businesses or assets of United.

          6.2. The Company shall not, directly or indirectly, make or cause to be made, and shall not intentionally cause the officers, directors, employees, agents or representatives of any entity or person controlled by the Company or by which the Company is controlled, make or cause to be made, any disparaging, denigrating, derogatory or other negative or false statement orally or in writing to any person or entity about Helton, any entity controlled by or with which Helton is affiliated, or any business plans, policies, practices or reputation of Helton or any entity controlled by or with which he is affiliated. The Company shall not, directly or indirectly, and shall within its reasonable ability to control, cause the officers, directors, employees, agents and representatives of the Company, its parent, subsidiaries, and affiliates and their respective executive officers and members of their respective Boards of Directors not to, directly or indirectly, dissipate or negatively affect the goodwill, business, prospects or reputation of Helton or any entity controlled by him or with which he is affiliated.

     7.   TERMINATION AND SEVERANCE.

          7.1. RESIGNATION. If Helton resigns other than for Good Reason as defined in Section 7.2.1, or if Helton gives notice to the Company of non-extension of the term of

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employment pursuant to Section 1, he shall be entitled to receive only the unpaid portion of his base salary and accrued vacation attributable to and including the date of resignation, and reimbursement for reasonable reimbursable expenses incurred on behalf of the Company prior to the date of termination.

          7.2. BY HELTON FOR GOOD REASON. Helton may elect to terminate his employment by written notice to the Company within sixty (60) days after the occurrence, without Helton's consent, of any event which constitutes "Good Reason" as herein defined.

               7.2.1. "Good Reason" shall mean the occurrence of any of the following events:

               (a) any diminution in Helton's position (including status, offices and titles), authority, duties or responsibilities (including the assignment to Helton of any duties inconsistent with Helton's position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied promptly and in any event within ten
                    (10) business days after receipt of written notice thereof given by Helton to the Chief Executive Officer in accordance with Section 10.1), excluding a change in the office or officer to whom Helton reports;

               (b) the reduction of Helton's base salary (as specified under Section 3 above), bonus, or incentive opportunity, or a substantial reduction in benefits;

               (c) the exclusion of Helton from, or diminution in Helton's participation in, any pension, bonus, management incentive, profit sharing and/or other similar incentive compensation or deferred compensation plans made available generally to senior management personnel of the Company, other than exclusions, changes or diminutions applicable to all senior management personnel;

               (d)  any relocation of Helton's principal office more than fifty
                    (50) miles from its location on the date of this amended and restated Agreement;

               (e) any diminution in expense reimbursement benefits enjoyed by Helton, except pursuant to a general change in the Company's reimbursement policies; or

               (f) the breach by the Company of any of its covenants or obligations under this Agreement which is not promptly cured after notice from Helton.

               7.2.2. If the employment is terminated by Helton for Good Reason, Helton shall be entitled to receive and the Company shall pay:

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               (a)  the unpaid portion of his base salary and accrued vacation attributable to and including the date of termination;

               (b) reimbursement for reasonable reimbursable expenses incurred by him on behalf of the Company prior to the date of termination; and

               (c) a severance amount equal to two (2) years' base salary at the level then in effect immediately prior to such termination, plus an amount equal to his bonuses earned from the Company for the calendar year preceding the year in which notice is given by Helton to the Company (collectively, "Severance Benefit"), payable in equal installments on the Company's regular pay schedule, commencing within thirty (30) days after receipt by the Company of written notice of termination from Helton pursuant to Section 7.2 and continuing for twenty-four (24) months; provided that in the event that Helton terminates his employment pursuant to this Section 7.2 within two (2) years following a Change of Control (as defined in Appendix
                    I), then the Severance Benefit shall be equal to two (2) years' base salary at the level then in effect immediately prior to such termination (except that in the event Helton terminates his employment for Good Reason based on a reduction in base salary, then two (2) years' base salary as in effect immediately prior to such reduction), plus an amount equal to two (2) times the greater of (i) the average of his bonuses earned from the Company for the three (3) calendar years preceding the year in which Helton terminates his employment and (ii) the target bonus for the then current calendar year, or the immediately preceding year if the target bonus has not been established for the then current calendar year (except that in the event Helton terminates his employment for Good Reason based on a reduction in Helton's target bonus, then the target bonus taken into account for the purpose of this Section 7.2.2(c) shall be the target bonus immediately prior to such reduction), payable in a lump sum payment as soon as practicable following the termination of Helton's employment, but in no event later than ten (10) days following the date of such termination; and

               (d) health care coverage for medical and dental benefits comparable to that in effect for Helton and his qualified dependents immediately prior to such termination at no cost to Helton for two (2) years following such termination.

               7.2.3. If the employment is terminated by Helton for Good Reason within two (2) years following a Change of Control, Helton shall be entitled to receive and the Company shall provide the following benefits in addition to the benefits described in Section 7.2.2:

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               (a)  in addition to health care coverage for medical and dental benefits pursuant to Section 7.2.2(d), all other welfare benefits and other fringe benefits and perquisites comparable to benefits and perquisites in effect for Helton and his qualified dependents immediately prior to such termination at no cost to Helton for two (2) years following such termination; provided that the Company will not be obligated to provide any welfare benefits or other fringe benefits and perquisites to the extent comparable benefits and perquisites on a coverage-by-coverage and a benefit-by-benefit basis are provided to Helton and his qualified dependents by any subsequent employer, but only for the period such benefits and perquisites are actually provided by a subsequent employer to Helton;

               (b) a lump sum payment, with respect to each pension plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and whether or not qualified under Section 401(a) of the Internal Revenue Code 1986, as amended ("Code")) ("Plan") which is a defined contribution plan ("Savings Plan"), equal to two (2) times the aggregate for the plan year ending immediately prior to Helton's termination of (i) the Company profit sharing contribution on Helton's behalf, if any, and
                    (ii) the Company matching contribution that would have been made pursuant to the terms of the Savings Plan on Helton's behalf, if Helton made the maximum elective contribution allowed under Code Section 402(g), payable as soon as practicable following the later of Helton's termination of employment and the date when the Company's contribution for the preceding plan year is finally determined, but in no event later than ten (10) days following the date of Helton's termination of employment;

               (c) a lump sum payment which is Actuarially Equivalent (as such term is defined in Section 2.3(b) of the United Stationers Pension Plan or its successor) to the additional benefits to which Helton would have been entitled if Helton had continued employment for two (2) years following the date of Helton's termination of employment under each Plan which is a defined benefit pension plan or a top hat defined benefit plan ("Retirement Plan") in which Helton is a participant (including benefits under Section 8), payable as soon as practicable following the termination of Helton's employment, but in no event later than ten (10) days following the date of such termination; and

               (d) a lump sum payment which is Actuarially Equivalent to the Supplemental Retirement Benefit as provided in Section 8.5.

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          7.3. BY EXPIRATION OF THE TERM OF EMPLOYMENT. If the term of employment expires and notice has been given by the Company that the term will not be extended or further extended pursuant to Section 1 of this Agreement, Helton shall be entitled to receive:

               (a) the unpaid portion of his base salary and accrued vacation pay attributable to and including the date of termination;

               (b) reimbursement for reasonable reimbursable expenses incurred on behalf of the Company prior to the date of termination;

               (c) Severance Benefit in an amount equal to and on the same basis as provided in Section 7.2.2(c);

               (d) health care coverage for medical and dental benefits comparable to that in effect for Helton and his qualified dependents immediately prior to such termination at no cost to Helton for two (2) years following such termination; and

               (e)  if the term of employment is terminated pursuant to this
                    Section 7.3 within two (2) years following a Change of Control, Helton shall be entitled to receive and the Company shall provide the benefits set forth in Section 7.2.3 in addition to the benefits set forth in subsections (a) through (d) of this Section 7.3.

          7.4. BY COMPANY FOR CAUSE. The Company may terminate the employment at any time for Cause (as hereinafter defined). If Helton is terminated by the Company for Cause, Helton shall be entitled to receive only the unpaid portion of his base salary and accrued vacation attributable to all periods prior to and including the date of his termination, and reimbursement for reasonable reimbursable expenses incurred on behalf of the Company prior to the date of his termination.

               7.4.1. "Cause" shall mean Helton's:

               (a)    conviction of, or plea of NOLO CONTENDERE to, a felony;

               (b) theft or embezzlement, or attempted theft or embezzlement, of money or property or assets of the Company or any of its affiliates;

               (c)    use of illegal drugs;

               (d)    material breach of this Agreement;

               (e) commission of any act or acts of moral turpitude in violation of Company policy;

               (f) gross negligence or willful misconduct in the performance of his duties; or

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               (g)    breach of any fiduciary duty owed to the Company,
                      including, without limitation, engaging in directly competitive acts while employed by the Company.

               7.4.2. If the event constituting Cause is curable, the Company shall notify Helton in writing ("Notice of Cause") in accordance with
     Section 10.1 below that it intends to terminate his employment for Cause effective at the end of a twenty (20) day period following the date that Helton receives a Notice of Cause, such Notice of Cause to state in detail the particular event that constitutes Cause. If the event constituting Cause is curable, as determined by the Board in good faith, Helton shall have a reasonable opportunity to cure the event constituting Cause following his receipt of such Notice of Cause from the Company; provided, however, if Helton has not cured such event to the reasonable satisfaction of the Company and the Company has not waived in writing Helton's failure to cure during the twenty (20) day period following the date of the Notice of Cause, the Company may terminate Helton's employment effective following the end of such twenty (20) day period.

          7.5. BY THE COMPANY OTHER THAN FOR CAUSE. The Company may terminate Helton's employment on written notice to Helton at any time.

               7.5.1. If Helton's employment is terminated by the Company, other than for Cause, Helton shall be entitled to receive and the Company shall pay:

               (a) the unpaid portion of his base salary and accrued vacation pay attributable to and including the date of termination;

               (b) reimbursement for reasonable reimbursable expenses incurred by him on behalf of the Company prior to the date of termination;

               (c) Severance Benefit in an amount equal to and on the same basis as provided in Section 7.2.2(c); and

               (d) health care coverage for medical and dental benefits
                   comparable to that in effect for Helton and his qualified dependents immediately prior to such termination at no cost to Helton for two (2) years following such termination.

               7.5.2. If the employment is terminated by the Company, other than for Cause, within two (2) years following a Change of Control, Helton shall be entitled to receive and the Company shall pay the benefits set forth in
     Section 7.2.3 in addition to the benefits set forth in Section 7.5.1.

          7.6. BY DEATH OR DISABILITY. If Helton's employment is terminated due to his death or permanent disability, Helton shall be entitled to severance pay in accordance with the provisions of 7.3.1 and 7.3.2 above. In addition, if Helton's spouse is then living, for the remainder of such spouse's life the Company shall continue to provide health coverage for Helton's spouse and dependent children in accordance with the Company's health plans made generally available to employees of the Company, without cost to Helton's spouse. Nothing in

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this Agreement shall affect Helton's right to receive death benefit payments under any policy of insurance carried by the Company and payable to Helton or his designated beneficiary.

        7.7. RETIREMENT. Helton agrees that, in any event, his employment shall terminate automatically on his sixty-fifth (65th) birthday. If his employment is terminated pursuant to this Section 7.7., Helton shall be entitled to:

        7.7.1. accrued vacation pay and reimbursement for reasonable expenses incurred on behalf of the Company prior to the date of termination, and

        7.7.2. in addition, Helton shall be entitled to participate in the Company's health plan for retirees.

     8. CHANGE OF CONTROL SUPPLEMENTAL RETIREMENT BENEFIT.

        8.1. SUPPLEMENTAL RETIREMENT BENEFIT. In the event a Change of Control occurs during the term of employment, Helton shall be entitled to the following fully vested nonqualified supplemental retirement benefit (the "Supplemental Retirement Benefit"): a life annuity, payable monthly, commencing with the first payment on Helton's sixty-fifth (65th) birthday in an amount equal to the excess of (1) the product of (i) one-twelfth (1/12th) of one and sixty-seven hundredths percent (1.67%) of Helton's average Eligible Earnings (as defined below) for the three (3) consecutive calendar years of his service with the Company immediately preceding the earlier of his termination of employment or his sixty-fifth (65th) birthday, multiplied by (ii) the number of full and partial years (not to exceed thirty (30)) of Helton's service with the Company, including the additional service credit under Section 8.3, with one-twelfth (1/12th) of a year being credited for each calendar month or part thereof during the term of employment, over (2) the Retirement Plan Offset.

        8.2. ELIGIBLE EARNINGS. "Eligible Earnings" shall mean the sum of Helton's base salary and bonus compensation paid or deferred for a calendar year. If the term of employment does not cover three (3) full calendar years, Helton's Eligible Earnings will be determined on an annualized basis with respect to the calendar years in which the term of employment commenced and terminated.

        8.3. ADDITIONAL SERVICE CREDIT. If Helton's service with the Company extends to Helton's sixty-fifth (65th) birthday, then Helton to the extent Helton's actual years of service are less than thirty (30) at age sixty-five
(65), shall be credited with an additional number of years of service equal to thirty (30) minus Helton's actual years of service at age sixty-five (65), provided, however, that such additional years of credited service shall not exceed fifteen (15). If Helton's employment is terminated before attaining age sixty-five (65) pursuant to Sections 7.2, 7.3, 7.5 or 7.6 within two (2) years following a Change of Control, then Helton, to the extent Helton's actual years of service would have been less than thirty (30) had Helton remained employed until age sixty-five (65), shall be credited with an additional number of years of service equal to thirty (30) minus what Helton's actual years of service would have been at age sixty-five (65), provided, however, that such additional years of credited service shall not exceed fifteen (15).

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        8.4. RETIREMENT PLAN OFFSET. The Retirement Plan Offset is the monthly amount of a life annuity for Helton, payable monthly, commencing with the first payment on Helton's sixty-fifth (65th) birthday, which is Actuarially Equivalent to the aggregate of the vested pension benefits accrued by Helton under every other Retirement Plan in which Helton participates, and each similar plan maintained by a predecessor or successor employer of Helton.

        8.5. LUMP SUM PAYMENT. In the event that a Change of Control occurs and Helton is entitled to receive a Supplemental Retirement Benefit, Helton may, at any time prior the end of the calendar year preceding his sixty-fifth (65th) birthday or with the Company's consent, elect to receive a lump sum payment on his sixty-fifth (65th) birthday, which is Actuarially Equivalent to the Supplemental Retirement Benefit. In the event Helton's service with the Company is terminated pursuant to Sections 7.2, 7.3 or 7.5 within two (2) years after the occurrence of a Change of Control and prior to his sixty-fifth (65th) birthday, Helton shall receive a lump sum payment which is Actuarially Equivalent to the Supplemental Retirement Benefit immediately following, but in no event later than ten (10) days after, such termination.

        8.6. DEATH OR DISABILITY BENEFIT BENEFIT. In the event that Helton's service with the Company terminates pursuant to Section 7.6 after a Change of Control has occurred, Helton or his Beneficiary (as defined below), as the case may be, shall receive a lump sum payment which is Actuarially Equivalent to the Supplemental Retirement Benefit accrued by Helton determined as of the date immediately preceding Helton's termination of Service with the Company pursuant to Section 7.6.

        8.7. BENEFICIARIES. Helton may designate the beneficiary or beneficiaries ("Beneficiary") to whom the Supplemental Retirement Benefit shall be paid or to whom any uncashed checks may be reissued by completing and signing a beneficiary designation form in such form as the Company may prescribe. In the event of any conflict between beneficiary designation forms, the last beneficiary designation form received by the Company shall govern. A beneficiary designation may be changed without the consent of any prior Beneficiary. If Helton does not complete a beneficiary designation form, or no designated Beneficiary survives Helton, the Beneficiary shall be determined in the same manner as would be determined under the applicable laws of descent and distribution with respect to Helton's estate. If the Company shall find that Helton or a Beneficiary is unable to care for his or her affairs because of illness or accident or is unable to execute a proper receipt for the payment of the Supplemental Retirement Benefit, the Company may make payment to a relative or other proper person for the benefit of Helton or such Beneficiary. To the extent permitted by law, the payment to a person in accordance with this paragraph shall fully discharge the Company's obligation to pay the Supplemental Retirement Benefit.

     9. PARACHUTE GROSS-UP. If Helton becomes entitled to any payments or benefits whether pursuant to the terms of or by reason of this Agreement or any other plan, arrangement, agreement, policy or program (including without limitation any deferred stock unit, restricted stock, stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) with the Company, any successor to the Company or to all or a part of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, spin off, or otherwise and regardless of whether such payment is made by or on behalf of the Company or such successor) or any person whose actions result in a Change of Control or any person affiliated with the Company or such persons (in the aggregate, "Payments" or singularly, "Payment"), which Payments are reasonably determined by an accounting firm mutually agreed upon by Helton and the Company ("Accountant") (which agreement neither party shall unreasonably withhold) to be subject to the tax imposed by Section 4999 or any successor provision of the Code or any similar state or local tax, or any interest or penalties are incurred by Helton with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay Helton an additional amount ("Gross-Up Payment") such that the net amount retained by Helton, after deduction or payment of (i) any Excise Tax on Payments, (ii) any federal, state and local income or employment tax and Excise Tax upon the payment provided for by this Section, and (iii) any additional interest and penalties imposed because the Excise Tax is not paid when due, shall be equal to the full amount of the Payments. The Company and Helton shall use their reasonable efforts to cause the Accountant to complete its calculation at least ten (10) days prior to the time any Excise Tax is due. For purposes of determining the amount of the Gross-Up Payment, Helton shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income and employment taxes at the highest marginal rates of taxation in the applicable state and locality with respect to which Helton is subject to tax on the date the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The Gross-Up Payment shall be paid to Helton within five (5) days from the earlier of (i) the issuance by the Internal Revenue Service of a notice stating in effect that an Excise Tax is due with respect to the Payments or (ii) the receipt by the Company of a written statement by the Accountant of the amount of the Gross-Up Payments. Notwithstanding the foregoing, if the Excise Tax is determined by the Internal Revenue Service or the Accountant subsequent to the payment set forth in the preceding sentence to exceed the amount taken into account in determining the Gross-Up Payment calculated at such time, the Company shall pay within ten (10) days after the time of such determination the amount by which the recalculated Gross-Up Payment exceeds the Gross-Up Payment paid pursuant to the preceding sentence. Following payment to Helton of any Gross-Up Payment, including pursuant to the immediately preceding sentence, Helton shall reasonably cooperate with the Company, at its sole cost and expense and with full indemnification by the Company, as the Company shall reasonably request in efforts to obtain a refund of any Excise Tax which the Company has a reasonable basis to challenge. Any such refund so obtained shall be paid by Helton to the Company.

     10. MISCELLANEOUS.

         10.1. All notices hereunder shall be given in writing and sent to the party for whom such is intended by hand delivery or United States certified or registered mail, return receipt requested, postage prepaid, or overnight courier service, addressed to the party for whom intended at the following respective addresses:

                          If to the Company:      United Stationers Supply Co.
                                                  2200 E. Golf Road
                                                  Des Plaines, IL  60016
                                                  Attn: CEO

                          With a copy to:         Weil, Gotshal & Manges LLP
                                                  100 Crescent Court, Suite 1300
                                                  Dallas, Texas 75201
                                                  Attn:  Mary R. Korby, Esq.

                          And a copy to:
                                                  -----------------------------

                                                  -----------------------------

                                                  -----------------------------

                                                  -----------------------------

                          If to Helton:           R. Thomas Helton
                                                  20979 North Wildrose
                                                  Barrington, IL  60010

                           And a courtesy copy to:
                                                  -----------------------------

                                                  -----------------------------

                                                  -----------------------------

or to such other persons and/or at such other addresses as may be designated by written notice served in accordance with the provisions hereof. Such notices shall be deemed to have been served, if hand delivered, on the day delivered, and if mailed, on the third (3rd) day following the date deposited in the mail. Urgent notices shall be given by fax to the same addresses and confirmed by mail as provided above. All notices sent by facsimile or cable shall be deemed to have been served upon receipt of the fax, but only if in fact confirmed by mail promptly after dispatch of the fax.

        10.2. This Agreement and all rights and benefits hereunder are personal to Helton and neither this Agreement nor any right or interest of Helton herein, or arising hereunder, shall be voluntarily or involuntarily sold, transferred or assigned by Helton. Any attempt by Helton to assign, execute, attach, transfer, pledge, hypothecate or otherwise dispose of any such benefits or amounts or any rights or interests contrary to the foregoing provisions, or the levy or attachment or similar process thereupon, shall be null and void and of no effect and shall relieve the Company of all liabilities hereunder. This Agreement and all of the Company's right and obligations hereunder may be assigned and/or delegated, as the case may be, without Helton's consent, to any entity which merges with the Company or which acquires substantially all of the assets of the Company and which agrees to be bound hereby. The enforceability of Helton's rights under the Agreement shall not be affected by any assignment or merger.

        10.3. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and permitted assigns.

        10.4. This Agreement constitutes the entire agreement between the parties and contains all the agreements between such parties with respect to the subject matter hereof. This Agreement supersedes all other agreements, oral or in writing, between the parties with respect to the subject matter hereof (including, but not limited to, the agreement between the parties dated February 1, 1998, which this Agreement amends and restates).

        10.5. No change or modification of this Agreement shall be valid unless the same shall be approved by the Board and in writing and signed by Helton and an authorized representative of the Company other than Helton. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

        10.6. If any provisions of this Agreement (or portions thereof) shall, for any reason, be invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions or portions shall nevertheless be valid, enforceable and of full force and effect.

        10.7. The section or paragraph headings or titles are for convenience only and shall not be deemed a part of this Agreement.

        10.8. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument.

        10.9. If Helton or his estate or designee prevails in any action to enforce their rights under this Agreement, they shall be entitled to receive their attorneys' fees, costs and expenses incurred in enforcing their rights under this Agreement, as well as interest at the Prime Rate as publicly announced by The Northern Trust Company from time to time on the amount of the judgment from the date of demand for payment hereunder through the date of receipt of the amount of the judgment.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by an officer thereof duly authorized, and Helton has hereunto set his hand, as of the day and year first above written.

                                          UNITED STATIONERS SUPPLY CO.,
                                          an Illinois corporation

                                       By:
                                          --------------------------------------
                                                     Randall W. Larrimore
                                                     President and
                                                     President and
                                                     Chief Executive Officer

                                          --------------------------------------
                                                     R. Thomas Helton

                                   APPENDIX I

                          CHANGE OF CONTROL DEFINITION

For the purposes of this Agreement, term "Change of Control" shall have the meaning set forth below:

For the purpose of the definition of a "Change of Control" set forth below, the term "Company" shall mean United Stationers Inc., and the term "Board" shall mean the board of directors of the Company.

"CHANGE OF CONTROL" means:

     (a) Any "Person" (having the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended ("1934 Act") and used in Sections 13(d) and 14(d) thereof, including a "group" within the meaning of
Section 13(d)(3)) has or acquires "Beneficial Ownership" (within the meaning of Rule 13d-3 under the 1934 Act) of 30% or more of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors ("Voting Securities"); provided, however, that in determining whether a Change of Control has occurred, Voting Securities which are held or acquired by (i) the Company or any of its subsidiaries or (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its subsidiaries shall not constitute a Change of Control. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than the permitted amount of Voting Securities as a result of the issuance of Voting Securities by the Company in exchange for assets (including equity interests) or funds with a fair value equal to the fair value of the Voting Securities so issued; provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the issuance of Voting Securities by the Company, and after such issuance of Voting Securities by the Company, such Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the Voting Securities Beneficially Owned by such Person to more than 50% of the Voting Securities of the Company, then a Change of Control shall occur.

     (b) At any time during a period of two consecutive years, the individuals who at the beginning of such period constituted the Board (the "Incumbent Board") cease for any reason to constitute more than 50% of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of more than 50% of the directors then comprising the Incumbent Board, such new director shall, for purposes of this subsection (b), be considered as though such person were a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of (i) either an actual "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board (a "Proxy Contest"), or (ii) by reason of any agreement intended to avoid or settle any actual or threatened Election Contest or Proxy Contest.

     (c) Consummation of a merger, consolidation or reorganization or approval by the Company's stockholders of a liquidation or dissolution of the Company or the occurrence of a liquidation or dissolution of the Company ("Business Combination"), unless, following such Business Combination:

     (1) the Persons with Beneficial Ownership of the Company, immediately before such Business Combination, have Beneficial Ownership of more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation (or in the election of a comparable governing body of any other type of entity) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) (the "Surviving Company") in substantially the same proportions as their Beneficial Ownership of the Voting Securities immediately before such Business Combination;

     (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the initial agreement providing for such Business Combination constitute more than 50% of the members of the board of directors (or comparable governing body of a noncorporate entity) of the Surviving Company; and

     (3) no Person (other than the Company, any of its subsidiaries or any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Company or any Person who immediately prior to such Business Combination had Beneficial Ownership of 30% or more of the then Voting Securities) has Beneficial Ownership of 30% or more of the then combined voting power of the Surviving Company's then outstanding voting securities. Notwithstanding this paragraph (3), a Change of Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than 30% of Voting Securities as a result of the issuance of Voting Securities by the Company in exchange for assets (including equity interests) or funds with a fair value equal to the fair value of the Voting Securities so issued.

     (d) Approval by the Company's stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Person (other than a subsidiary of the Company or other entity, the Persons with Beneficial Ownership of which are the same Persons with Beneficial Ownership of the Company and such Beneficial Ownership is in substantially the same proportions), or the occurrence of the same.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than the permitted amount of Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by such Person; provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such acquisition of Voting Securities by the Company, such Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the Voting Securities Beneficially Owned by such Person, then a Change of Control shall occur.

                                    EXHIBIT A
                             TO EMPLOYMENT AGREEMENT
                                R. THOMAS HELTON

     The following are benefit plans, programs and policies in which Helton is entitled to participate in addition to any benefits specified in the Employment Agreement as of the date thereof:

          United Stationers Inc. Pension Plan

          United Stationers Inc. 401(k) Savings Plan

          United Stationers Supply Co. Deferred Compensation Plan

          Restoration Plan

          United Stationers Inc. Flexible Spending Plan

          United Stationers Inc. Management Equity Plan

          United Stationers Management Incentive Plan

          United Group Medical and Dental Benefit Plans

          Officer Medical Expense Reimbursement Policy

          Retiree Health Plan

          Annual physical exam at Company expense

          Leased auto or equivalent cash compensation in accordance with

          Policy Group Term Life Insurance - 2 1/2 times base salary

          Travel and Accident Insurance - $300,000

          Split Dollar Life Insurance

          Disability Insurance in accordance with insurance policy

          Club and Association Dues - in accordance with Company Policy

          Financial and Tax Consulting - and tax return preparation, in accordance with Company Policy

          Officer Indemnification and Insurance - D&O insurance is provided on a claims-made basis; and Restated Certificate of Incorporation, and Delaware and Illinois law provide indemnification of officers and directors

          Other - Vacations in accordance with Company Policy; other benefits that may from time to time be made available to employees generally

                                        1